EX-99.(a)(1)(A)

OFFER TO PURCHASE FOR CASH

6,020,306 Shares of Common Stock

of

Dynacq Healthcare, Inc.

at

$0.03 per share

by

Furlong Fund, LLC

THE OFFER, WITHDRAWAL RIGHTS, AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT EASTERN TIME, ON MARCH 24, 2014 UNLESS THE OFFER IS EXTENDED.

This offer to acquire shares of common stock of Dynacq Healthcare, Inc. (“Dynacq” or the “Company”), is being made by Furlong Fund LLC, a Delaware limited liability company (the “Purchaser”). The Purchaser is not affiliated with the Company or its management.

The Purchaser is seeking to acquire 6,020,306 of the issued and outstanding shares (the “Shares”) of common stock, par value $0.001 (the “Common Stock”) of the Company, for $0.03 per share, net to the seller in cash, without interest, less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 19, 2014 (the “Offer Date”), (which, together with any amendments and supplements thereto, collectively constitute the “Offer to Purchase”), and in the related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal”), (the Letter of Transmittal, together with the Offer to Purchase, constitute the “Offer”). The Offer, withdrawal rights, and proration period will expire at 12:00 midnight, Eastern Time, on March 24, 2014 unless the Offer is extended (the “Expiration Date”). Any dividends made or declared after the Expiration Date by the terms of the Offer and as set forth in the Letter of Transmittal, would be assigned by tendering holders of Shares of the Company (the “Shareholders”) to the Purchaser. Under no circumstances will interest be paid on the Offer Prices for the Shares.

The Offer is being made upon the terms and subject to the conditions in this Offer to Purchase document and in the related Letter of Transmittal, as these documents may be supplemented or amended. These documents together constitute the Offer. Transfer Online, Inc. is serving as Depositary for the Offer. Alliance Advisors is serving as the Information Agent for the Offer.

The Company had 14,418,626 Shares of Common Stock outstanding as of January 10, 2014, according to its Quarterly Report on Form 10-Q for the period ending November 30, 2013 . The Purchaser and its affiliates currently beneficially own 71,202 Shares, or 0.49% of the outstanding Shares. The 6,020,306 Shares subject to the Offer constitute 41.75% of the outstanding Shares. Therefore, if the offer is fully subscribed, the Purchaser will own 42.25% of the outstanding Shares of Common Stock. Consummation of the Offer, if all Shares sought are tendered, would require payment by the Purchaser of up to $180,609.18 in aggregate purchase price, which the Purchaser intend to fund out of their current investment capital.

THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. IF MORE THAN 6,020,306 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT FOR PURCHASE 6,020,306 SHARES FROM TENDERING SHAREHOLDERS ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. A SHAREHOLDER MAY TENDER ANY OR ALL SHARES OWNED BY SUCH SHAREHOLDER.

The Purchaser reserves the right, in its sole discretion, at any time and from time to time: (i) to extend the period of time during which the Offer is open; (ii) upon the occurrence of any of the conditions specified in Section 13 of this Offer to Purchase prior to the Expiration Date, to terminate the Offer and not accept for payment any Shares; (iii) or to amend the Offer in any respect prior to the Expiration Date. Notice of any such extension, termination, or amendment will promptly be disseminated to Shareholders in a manner reasonably designed to inform Shareholders of such change in compliance with Rule 14d-4(c) and Rule 14d-4(d)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares in the Offer. Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to Alliance Advisors, (the “Information Agent”) at the location and telephone number set forth in this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Alliance Advisors, LLC.

200 Broadacres Drive, 3rd Fl.

Bloomfield, NJ 07003

Toll free: (855) 325-6674

The date of this Offer to Purchaser is February 19, 2014.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

IMPORTANT

Any Shareholder desiring to tender any or all of such Shareholder’s Shares should complete and sign the Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase) in accordance with the instructions in the Letter of Transmittal and mail, deliver or telecopy the Letter of Transmittal and any other required documents to Transfer Online, Inc. (the “Depositary”), at the address or facsimile number set forth below.

Transfer Online, Inc.

512 SE Salmon ST

Portland, OR 97214

Fax: (503) 227.6874

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (“Commission” or “SEC”) relating to its business, financial condition and other matters. Such reports and other information are available on the Commission’s electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, and may be inspected at the public reference facilities maintained by the Commission at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates. The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

If you desire to tender all or any portion of your Shares to the Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to Transfer Online, Inc., in its capacity as depositary for the Offer (the “Depositary”) by mail to: Transfer Online, Inc., 512 SE Salmon St., Portland, OR 97214, or by fax to: (503) 227.6874,, and either (i) deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Tendering Shares,” in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to the Purchaser pursuant to the Offer.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to the Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3— “Procedures for tendering Shares.”

* * * * *

Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to Alliance Advisors, as information agent for the Offer (which the Purchaser refers to as the “Information Agent”), at the address and telephone numbers set forth for the Information Agent in this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

SUMMARY OF THE OFFER

Furlong Fund LLC, a Delaware limited liability company (the “Purchaser”) is offering to purchase up to 6,020,306 Shares of common stock of Dynacq Healthcare, Inc. (the “Company”) for $0.03 per share in cash. The following are some of the questions that you, as a Shareholder of the Company, may have and answers to those questions. The information in this summary is not complete, and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to the Purchaser.

Who is offering to buy my securities?

The offer to purchase your Shares is being made by Furlong Fund, LLC (the “Purchaser”), an investment fund. Furlong Financial, LLC is the Investment Advisor of the Purchaser. The Purchaser is not affiliated with the Company or its management. See “Introduction” of this Offer to Purchase and “Section 1- Terms of the Offer.”

What are the class and amount of securities sought in the Offer?

We are seeking to purchase up to 6,020,306 Shares of the issued and outstanding Shares. Each Share is comprised of one share of common stock, par value $0.001, of Dynacq Healthcare, Inc. (“Dynacq” or the “Company”). See the “Introduction” of this Offer to Purchase and “Section 1- Terms of the Offer.”

How much are you offering to pay and what is the form of payment?

We are offering to pay $0.03 per share, net to you in cash without interest, less the amount of any dividends declared or made with respect to the Shares between the date of this Offer to Purchase and the Expiration Date. The Offer price would be reduced by the amount of dividends made or declared prior to the Expiration Date. Any dividends made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering Shareholders to the Purchaser. If you hold your Shares directly as the registered owner and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and the holder of your Shares tenders them on your behalf, your nominee may charge you a fee for doing so. You should consult the nominee that holds your Shares to determine whether any charges will apply. See “Introduction” of this Offer to Purchase and Section 3 – “Procedure for Tendering Shares.”

Do you have the financial resources to make payment?

Yes. If the total amount of Shares sought is purchased, the Purchaser’s capital commitment will be approximately $180,609.18. The Purchaser is able to provide 100% of the funds required to acquire the maximum number of Shares in the Offer and pay the related fees and expenses. The Purchaser currently has sufficient cash and cash equivalents to fund all of its commitments under this Offer and all other tender offers they may be presently making. The Offer is not conditioned upon us entering into any financing arrangements and the Purchaser currently does not have any alternative financing plans. See “Section 12- Source of Funds.”

Is your financial condition relevant to my decision to tender my shares in the offer?

We do not believe that our financial condition is relevant to your decision whether to tender in the Offer because (1) the form of payment consists solely of cash, (2) all of our funding will come from our investment capital and (3) the Offer is only for up to 6,020,306 Shares and we currently have sufficient investment capital to fund all of our commitments under this Offer and all other tender offers we may be presently making. Additionally, the Offer is not subject to any financing condition. See Section 12 – “Source of Funds.”

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How long do I have to decide whether to tender in the Offer?

You will have until 12:00 midnight, Eastern Time, on March 24, 2014 to tender your Shares in the Offer, unless we decide to extend the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 – “Terms of the Offer” and Section 2 – “Acceptance for Payment and Payment for Shares; Proration.”

Can the Offer be extended and under what circumstances?

The Offer can be extended at our discretion. See Section 1 – “Terms of the Offer.”

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Transfer Online, Inc. (which is the depositary for the Offer) of that fact and will make a public announcement of the extension, not later than 9:00 a.m., Eastern Time, on the day after the day on which the Offer was scheduled to expire. You can check our website at www.furlongfilings.com to see if it has been extended, or check the SEC’s EDGAR database at sec.gov. See Section 1 –”Terms of the Offer”

Will all of the Shares I tender be accepted by the Purchaser?

The Purchaser desires to purchase 6,020,306 Shares in the Offer. If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 6,020,306 Shares, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 6,020,306 Shares are tendered and not withdrawn, we will accept for payment and pay for 6,020,306 Shares tendered, pro rata according to the number of Shares tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate. See Section 2 – “Acceptance for Payment and Payment for Shares; Proration.”

What are the most significant conditions to the Offer?

There are no conditions to the offer based on a minimum number of Shares tendered, the availability of financing, or the success of the offer. However, we may not be obligated to purchase any Shares if certain conditions occur, such as legal or government actions which would prohibit the purchase, or if the, during its review process, the SEC deems the Offer not in compliance with Section 14(d) of the Exchange Act, 14(e) of the Exchange Act, or the corresponding rules promulgated under both Sections. Furthermore, we are not obligated to purchase any Shares that are validly tendered if, among other things, any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company, which, in the reasonable judgment of the Purchaser, is or will be materially adverse to the Company, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or will have a material adverse effect on the value of the Shares. For a description of all conditions to the Offer, please see the discussion in Section 13 – “Conditions of the Offer.”

How do I tender my Shares?

To tender your Shares, you must deliver a completed Letter of Transmittal and any other documents required by the Letter of Transmittal to the Depositary, and either deliver to the Depositary the certificates representing your Shares or, in the case of uncertificated Shares, deliver the Shares to the Depositary in accordance with the procedures of the Company’s registrar and transfer agent. You must do this not later than the time the Offer expires. If your Shares are held in “street name” through a bank, broker or other nominee, the Shares can be tendered by your bank, broker or other nominee through The Depository Trust Company. In order to validly tender the Shares, a beneficial owner must deliver instructions to its nominee in sufficient time for the nominee to tender the Shares through the DTC system on or before the Expiration Date. See Section 3 – “Procedures for Tendering Shares.”

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What if I am unable to complete the procedures for tendering my Shares prior to the Expiration of the Offer?

If you wish to tender your Shares, but your share certificates are not immediately available, or you cannot comply with the procedures for book-entry transfer on a timely basis, you may be able to tender your Shares by following the procedures for guaranteed delivery set forth in Section 3 – “Procedures for Tendering Shares.”

Until what time can I withdraw previously tendered Shares?

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and may be withdrawn at any time after the Expiration Date if the conditions to the Offer are not satisfied on the Expiration Date. If all conditions to the Offer have been satisfied on the Expiration Date, the Offeror will deposit with the Depositary the proceeds required to consummate the Offer and will promptly accept for payment and pay for all properly tendered Shares that have not been withdrawn. See Section 1 –”Terms of the Offer” and Section 4 – “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of a written notice of withdrawal, with the required information to the Depositary, or follow the procedures of DTC for withdrawal of Shares held in street name and tendered through DTC system, while you still have the right to withdraw the Shares. See Section 1 –”Terms of the Offer” and Section 4 – “Withdrawal Rights.”

Can I vote the Shares that I tender in the Offer?

You can vote the Shares that you tender until the time that the Purchaser accepts your Shares for purchase in the Offer. However, if the Purchaser accepts your Shares for purchase, you will be deemed to irrevocably appointed designees of the Purchaser as your proxies to exercise all rights that you have to vote the tendered Shares at any meeting of Shareholders, by written consent or otherwise. See Section 3 - “Procedures for Tendering Shares.”

What does the Company think of the Offer?

The Purchaser has not sought the approval or disapproval of the Company. The Company may be expected to respond with the Company’s position on the Offer in the next two weeks.

Will the Company continue as a public company following the Offer?

The Company’s common stock is currently not listed on a national exchange and is eligible to trade in the “Grey Market.” Grey Market securities do not have bid or ask quotations in the OTC Link system or the OTCBB. Broker-dealers must report Grey Market trades to FINRA, so trade data is available on http://www.otcmarkets.com and other public sources. Generally, trading in the Grey Market is much more limited than trading on NASDAQ. The Company is registered under Section 12 of the Securities and Exchange Act, and may continue to file the reports required by the Exchange Act. Because the Company currently has a Shareholder that beneficially owns and has voting power for a majority of the Shares, the Purchaser is not in a position to decide any vote or have any influence to decide a vote on any matter, including the Company’s decision to continue as an SEC-reporting company or the Company’s decision on where the Shares will trade. Regardless of the results of the Offer, the Purchaser has no present intention to seek control of the Company or to change the management or operations of the Company. See “Section 8 – Future Plans” and “Section 9 - Information Concerning the Company.”

What are the Purchaser’s intentions concerning the Company?

The Purchaser has no present intention to seek control of the Company or to change the management or operations of the Company. The Purchaser does not have any present intention to take action in connection with any extraordinary transaction concerning the Company or its assets. Although the Purchaser does not have any present intention to take any action with respect to management or control of the Company, the Purchaser reserves the right, at an appropriate time, to exercise their rights as a Shareholder to vote on matters subject to a Shareholder vote.

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If I decide not to tender, how will the Offer affect my Shares?

If a substantial number of Shares are purchased pursuant to the Offer, the number of stockholders and the number of Shares that are held by the public will be reduced and such number of stockholders and such number of Shares may be so small that the liquidity and volume of trading activity for the Shares may be reduced. See Section 7 – “Effects of the Offer.”

What is the market value of my Shares?

The Shares of the Company currently trade in the “Grey Market” on the Pink Sheets, and the last reported trade, which occurred on January 27, 2014, was $0.02. This was the last trade reported as of February 17, 2014, the most recent practicable date before the printing of this document. Accordingly, the purchase price in the Offer of $0.03 per share represents a 50% premium to the last available trade price for the common stock. The Company’s stock is thinly traded, however, so that the market price for the Shares may not be an accurate reflection of their value. Securities trading in the Grey Market do not have quoted bid and ask prices. We advise you to obtain a recent quotation for Dynacq’s Common Stock in deciding whether to tender your Shares. The Company’s Common Stock is thinly traded and the Share price can be subject to wide fluctuations.

What are the United States Federal Income Tax Consequences of the Offer?

The receipt of cash by you in exchange for your Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in the Shares you tender and the amount of cash you receive for those Shares. If you are a Shareholder subject to the taxes of the United States and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. You should consult your tax advisor about the particular tax consequences to you of tendering your Shares in the Offer. See Section 6 — “Certain Material Federal Income Tax Consequences” for a discussion of certain United States federal income tax consequences of tendering Shares pursuant to the Offer.

To whom can I talk if I have questions about the Offer?

You can call Alliance Advisors, LLC toll-free, at (855) 325-6674. Alliance Advisors, LLC is acting as information agent for the Offer.

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To the holders of Common Stock of

Dynacq Healthcare, Inc.:

Introduction

The Purchaser hereby offers to purchase 6,020,306 of the outstanding shares (the “Shares”) of common stock, par value $0.001 (the “Common Stock”) of Dynacq Healthcare, Inc., a Nevada Corporation (the “Company” of “Dynacq”) at a purchase price of $0.03 per Share (“Offer Price”), in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. Shareholders who tender their Shares will not be obligated to pay any Company transfer fees, or any other fees, expenses or commissions in connection with the tender of Shares. The Purchaser has no present plans to influence or control the Company. The Purchaser will pay all such costs and all charges and expenses of the Depositary in connection with the Offer. For further information concerning the Purchaser, see “Section 11- Certain Information Concerning the Purchaser” below and Schedule I. The Purchaser, the Depositary, and the Information Agent are not affiliated with the Company or the Company’s management. The address of the Company’s principal executive offices is 4301 Vista Road, Pasadena, Texas 77504, and its phone number is (713) 378-2000.

Establishment of the Offer Price

The Purchaser has set the offer price at $0.03 per share, less the amount of any dividends declared or made with respect to the Shares between the date of this Offer to Purchase and the Expiration Date.

The Offer Price represents the price at which the Purchaser is willing to purchase Shares and not an assessment of the Shares’ value. The Purchaser arrived at the Offer Price with the intention of making a profit from the ownership of the Shares. The Purchaser was motivated to establish the lowest price that might be acceptable to Shareholders consistent with the Purchaser’s objectives. While the Company does have a significant amount of assets as of its most recent annual and quarterly reports, the Company’s recent history of annual-year income and cash flow losses, if they were to be extrapolated into the future without change, would, in the Purchaser’s estimation, give the Company a valuation of $0 based on the recurring losses if they are not stopped (i.e., any company that continually loses money and has no positive terminal or sale value would, in the Purchaser’s estimation, be worth $0). However, the Purchaser believes that a CEO with a M.D. degree is uniquely positioned to turnaround a healthcare company’s financial performance and the Purchaser is making this Offer because of its belief in the Company’s current management team and leadership and ability to change the recent history of annual-year income and cash flow losses, among the other reasons listed below. The Purchaser, in its estimation, believes that a turnaround in the Company’s financial performance would enhance the value of the Company. The Purchaser arrived at the Offer Price with the intention of making a profit from the ownership of the Shares. In addition to the reason listed above, in determining the Offer Price, the Purchaser analyzed a number of factors, including the Company’s financial statements; the lack of liquidity for the Company’s Shares resulting from the Company’s small market capitalization; the light average trading volume of its Shares and the liquidity of the market in which the Shares trade; and the costs to the Purchaser associated with acquiring the Shares. See Section 9 – “Information Concerning the Company.”

No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price, and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. Other measures of the value of the Shares may be relevant to Shareholders. Shareholders are urged to consider carefully all of the information contained herein and consult with their own advisers, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Shares.

The Purchaser reserves the right to gauge the response to this solicitation, and, if not successful in purchasing 6,020,306 Shares pursuant to this Offer, may consider future offers. Factors affecting the Purchaser’s future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Company’s operations and financial market developments and trends. The Purchaser is offering to purchase Shares and is not offering to purchase the Company’s underlying assets.

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Factors to Consider

Shareholders are urged to consider the following factors:

●	The Purchaser is making the Offer for investment purposes with the intention of making a profit from the ownership of the Shares. In establishing the purchase price of $0.03 per share, the Purchaser is motivated to establish the lowest price that might be acceptable to Shareholders consistent with the Purchaser’s objectives.

●	The Shares trade in the Grey Market where there is little volume in the market for the Shares, such that the market price of the Shares may not be an accurate measure of their value.

●	The public market for the Company’s Shares is relatively illiquid and that the Offer provides an opportunity for Shareholders wishing to sell their Shares for cash, at a premium to the market price as established prior to the commencement of the Offer.

●	Shareholders who tender their Shares will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future dividends by the Company, and the purchase price per Share payable to a tendering Shareholder by the Purchaser may be less than the total amount which might otherwise be received by the Shareholder with respect to the Share from the Company.

Availability of Information

The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act, the Company is required to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Such reports and other information are available on the SEC’s electronic data gathering and retrieval (EDGAR) system, at its internet web site at http://www.sec.gov/, or may be inspected at the public reference facilities maintained by the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates.

The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner specified above.

General Information

Shareholders are urged to read this Offer to Purchase and the accompanying Letter of Transmittal carefully before deciding whether to tender their Shares. Among other things, Shareholders should note the following:

Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Company or its management, has been derived from information provided in reports filed by the Company with the Securities and Exchange Commission.

Tendering Shareholders will not be obligated to pay transfer fees, brokerage fees, or commissions on the sale of the Shares to the Purchaser pursuant to the Offer, unless their broker, dealer, commercial bank, trust company or other nominee charges such fees or commissions. The Purchaser will pay all charges and expenses incurred in connection with the Offer. Tendering Shareholders should contact their nominee to determine if a fee or commission will be charged by such nominee for tendering on behalf of the Shareholder.

The Purchaser will pay all charges and expenses incurred in connection with the Offer. The Purchaser desires to purchase up to 6,020,306 Shares. If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 6,020,306, the Purchaser will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 6,020,306 Shares are so tendered and not withdrawn, we will accept for payment and pay for 6,020,306 Shares so tendered, pro rata according to the number of Shares so tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate. See Section 2 – “Acceptance for Payment and Payment for Shares; Proration” and Section 4 – “Withdrawal Rights.”

If, prior to the Expiration Date, the Purchaser increases the consideration offered to Shareholders pursuant to the Offer, such increased consideration will be paid with respect to all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration. Shareholders are urged to read this Offer to Purchase and the accompanying Letter of Transmittal carefully before deciding whether to tender their Shares.

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THE TENDER OFFER

Section 1. Terms of the Offer.

Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term “Expiration Date” means 12:00 midnight Eastern Time, on March 24, 2014, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” will mean the latest time and date on which the Offer, as so extended by the Purchaser, expires. A Shareholder may tender any or all Shares owned by such Shareholder.

The Offer is conditioned on satisfaction of certain conditions. See Section 13, which sets forth in full the conditions of the Offer. The Purchaser reserves the right, but is not obligated, in its sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser reserves the right, but is not obligated, to (i) decline to purchase any of the Shares tendered, terminate the Offer and return all tendered Shares to tendering Shareholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered and not withdrawn, (iii) extend the Offer and, subject to the right of Shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer. Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, the Purchaser will promptly pay for all validly tendered Shares upon the earlier of receipt of your share certificates or confirmation from the Company that you own the Shares, and the Purchaser does not intend to imply that the foregoing rights of the Purchaser would permit the Purchaser to delay payment for validly tendered Shares following expiration. If the Purchaser determines to waive any condition to the Offer, and less than 10 business days remain until the expiration of the Offer, the Purchaser may be required to extend the Offer for up to 10 business days following the waiver. For purposes of this Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and shall consist of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time. The Purchaser does not anticipate and has no reason to believe that any condition or event will occur that would prevent the Purchaser from purchasing tendered Shares as offered herein.

Section 2. Acceptance for Payment and Payment for Shares; Proration.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will promptly following the expiration of the Offer, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer. See Section 1—”Terms of the Offer”.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (“Share Certificates”), if any, or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3—”Procedures for Tendering Shares”, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or Agent’s Message (as defined below) in lieu of a Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary. Under no circumstances will Purchaser pay interest on the purchase price to be paid for any Shares, regardless of any extension of the Offer or delay in making payment.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4—”Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

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We will pay the same per Share consideration pursuant to the Offer to all stockholders. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

If any tendered Shares are not accepted for payment pursuant to the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—”Procedures for and Tendering Shares”, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

The Purchaser desires to purchase up to 6,020,306 Shares. If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 6,020,306, the Purchaser will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 6,020,306 Shares are so tendered and not withdrawn, we will accept for payment and pay for 6,020,306 Shares so tendered, pro rata according to the number of Shares so tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate.

In the event that proration is required, because of the difficulty of immediately determining the precise number of Shares to be accepted, the Purchaser will announce the final results of proration as soon as practicable, but in no event later than three business days following the Expiration Date. The Purchaser will not pay for any Shares tendered until after the final proration factor has been determined.

Section 3. Procedures for Tendering Shares.

Valid Tenders. For Shares to be validly tendered pursuant to the Offer, the Depositary must receive on or prior to the Expiration Date at its address set forth in this Offer to Purchase—(i) a Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires, and (ii) certificates for the Shares to be tendered, or in the case of uncertificated Shares, confirmation of delivery of the Shares in accordance with the procedures of the Company’s registrar and transfer agent, or confirmation of the book-entry transfer of such Shares into the Depositary’s account at DTC.

The method of delivery of Shares, the Letter of Transmittal, and all other required documents, including delivery through DTC, is at the sole option and risk of the tendering Shareholder, and delivery of Shares will be deemed made only when actually received by the Depositary, including, in the case of a book-entry transfer, by Book-Entry Confirmation. If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date. In all cases, sufficient time should be allowed to ensure delivery on or prior to the Expiration Date.

The valid tender of Shares pursuant to any one of the procedures described herein will constitute a binding agreement between the tendering Shareholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering Shareholder’s representation and warranty that— (i) such Shareholder owns the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act; (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, with respect to the ownership of Shares by persons tendering in a partial tender offer; (iii) such Shareholder has the full power and authority to tender, sell, assign and transfer the Shares tendered as specified in the Letter of Transmittal; and (iv) when such Shares are accepted for payment by the Purchaser, the Purchaser will acquire good and unencumbered title to the Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to those Shares, upon the terms and subject to the conditions of the Offer.

Any Shareholder whose Shares are beneficially owned through a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender Shares should contact the nominee promptly and instruct the nominee to tender such Shares on the Shareholder’s behalf. The nominee may request instructions on a form prescribed by the nominee. Shareholders who beneficially own their Shares through a nominee should check with their nominee to determine the procedures that it requires in order to tender. The tender by a Shareholder’s nominee, pursuant to the procedures set forth in this Offer to Purchase, will constitute an agreement between the Shareholder and the nominee and the Depositary in accordance with the terms and subject to the conditions set forth in this Offer to Purchase. Nominees of multiple Shareholders must comply with the tender procedures of this Offer to Purchase separately for each Shareholder.

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Book-Entry Transfer. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantee. All signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each an “Eligible Institution”), unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1, 5 and 7 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1, 5 and 7 of the Letter of Transmittal

Guaranteed Delivery. If a Shareholder desires to tender Shares pursuant to the Offer but the certificates representing Shares are not immediately available, or the procedures for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered, provided that all of the following conditions are satisfied: (i) such tender is made by or through an “Eligible Institution”); (ii) the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser; and (iii) the certificates representing all tendered Shares in proper form for transfer, or confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees or, in connection with a book-entry transfer, an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three NASDAQ Global Market trading days after the date of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, telex, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Backup Federal Income Tax Withholding. Under current U.S. federal income tax law, to prevent the possible application of 28% federal backup income tax withholding with respect to payment of the Offer Price for Shares purchased pursuant to the Offer, a Shareholder who is a U.S. citizen resident or entity who receives cash pursuant to the Offer is generally required to provide its correct taxpayer identification number (TIN) and to certify that the TIN provided is correct by completing and submitting to the Depositary an IRS Form W-9, or otherwise establish an exemption from the backup withholding rules. A Shareholder who is a foreign individual or entity should complete, sign and submit an appropriate IRS Form W-8 to the Depositary. Failure by such a Shareholder to complete an IRS Form W-9 (or IRS Form W-8BEN or other IRS W-8 Form) will not, by itself, cause Shares to be deemed invalidly tendered, but may result in withholding by the Depositary, or by the Shareholder’s nominee, on payments made to the Shareholder with respect to the Offer. Shareholders considering tendering their Shares in the Offer should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction prior to making its decision to tender.

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Voting and Dividends. By executing a Letter of Transmittal as set forth above, or by delivery of an Agent’s Message in accordance with the procedures of DTC, a tendering Shareholder or its nominee irrevocably appoints the designees of the Purchaser as such Shareholder’s proxy, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the Shareholder’s rights with respect to the Shares tendered by such Shareholder and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such Shareholder with respect to such Shares will, without further action, be revoked, and no subsequent proxies may be given, and if given will not be effective. The designees of the Purchaser will, with respect to such Shares, be empowered to exercise all voting and other rights of such Shareholder as they in their sole discretion may deem proper at any meeting of Shareholders, by written consent or otherwise. If Shares are transferred to the Purchaser after the record date established by the Company for determining the Shares entitled to vote at a meeting of Shareholders, any tendering Shareholder who was a holder of the Shares on the record date will be deemed to have given the Purchaser an irrevocable proxy to vote the Shares that it has accepted for purchase in the Purchaser’s sole discretion.

In addition, by executing a Letter of Transmittal, or by delivery of an Agent’s Message in accordance with the procedures of DTC, a Shareholder also assigns to the Purchaser all of the Shareholder’s rights to receive dividends from the Company with respect to Shares which are accepted for payment and purchased pursuant to the Offer, other than those dividends declared or paid during the period commencing on the date of this Offer to Purchase and terminating on the Expiration Date.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Shares pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Shares tendered may, in the opinion of the Purchaser’s counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Shares of any particular Shareholder, and the Purchaser’s interpretation of the terms and conditions of the Offer, including the Letter of Transmittal and its Instructions, will be final and binding. Neither the Purchaser, the Depositary, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification.

Section 4. Withdrawal Rights.

Except as otherwise provided in this Section 4, all tenders of Shares pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after 60 days after commencement of the Offer.

For withdrawal to be effective a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the attached Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, the name of the registered holder of such Shares, if different from that of the person who tendered such Shares, and, if share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the serial numbers shown on such share certificates. The notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. Withdrawal of Shares tendered through the book-entry transfer procedures of DTC must comply with the withdrawal procedures of DTC system.

If purchase of, or payment for, Shares is delayed for any reason or if the Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to the Purchaser’s rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4. In addition, the Purchaser will comply with Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

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All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Neither the Purchaser, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

Section 5. Extension of Tender Period; Termination; Amendment.

The Purchaser expressly reserve the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to the Depositary, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to terminate the Offer and not accept for payment any Shares by giving oral or written notice of such termination to the Depositary, and (iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Shares being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary prior to the Expiration Date.

Any extension, termination, or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(d)(1) under the Exchange Act. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law, including Rule 14d-4(d)(1) under the Exchange Act, the Purchaser will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a press release. The Purchaser may also be required by applicable law to disseminate to Shareholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer. There will not be available a subsequent offering period following the Expiration Date.

If the Purchaser extends the Offer, or if the Purchaser is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, whether before or after its acceptance for payment of Shares then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and the Shares may be withdrawn to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 4—generally, if notice of withdrawal is given to the Depositary prior to the Expiration Date. The ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer, except that the Purchaser may delay payment until we receive confirmation from the Company that the Shares have been transferred to us.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price, a change in any dealer fee, or a change in percentage of securities sought—other than an increase of not more than 2% of the securities sought—a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through midnight, Eastern Time. Any material change in the terms of the Offer will be published, sent, or given to you in a manner reasonably designed to inform you of such change; in most cases we will mail you supplemental materials.

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Section 6. Certain Material Federal Income Tax Consequences.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER. For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than U.S. federal income tax laws. Certain Shareholders (including trusts, foreign persons, tax-exempt organizations or taxpayers that are companies subject to special rules, such as life insurance companies, subchapter S corporations, real estate investment trusts, regulated investment companies, broker-dealers, financial institutions, partnerships or taxpayers that acquired their Shares as compensation or are former citizens or long-term residents of the United States) may be subject to special rules not discussed below. This discussion is based on the Internal Revenue Code of 1986, as amended, existing regulations, court decisions and Internal Revenue Service (“IRS”) rulings and other pronouncements as of the date hereof, all of which is subject to change, possibly on a retroactive basis. EACH SHAREHOLDER TENDERING SHARES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

A taxable Shareholder that tenders its Shares in connection with the Offer will generally recognize gain or loss on the sale of its Shares in an amount equal to the difference between (i) the amount realized by such Shareholder on the sale and (ii) such Shareholder’s tax basis in the Shares sold. The deductibility of any capital loss recognized on the sale of Shares may be subject to limitations. In the case of a non-corporate Shareholder, capital gain recognized on the sale of Shares held for more than one year will be long-term capital gain, and may be subject to a reduced rate of taxation.

The tax basis in the Shares of a Shareholder will depend upon individual circumstances. Each Shareholder who plans to tender Shares in the Offer should consult with its own tax advisor as to the Shareholder’s tax basis in the Shares and the resulting tax consequences of a sale.

Net Operating Losses. The Company’s net operating losses could be subject to limitation if an “ownership change” were to occur within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended. No determination has been made as to whether the completion of the Offer would cause an ownership change to occur.

Section 7. Effects of the Offer.

Transfer. The Purchaser does not believe the provisions of the Company’s Articles of Incorporation or applicable law should restrict transfers of Shares pursuant to the Offer.

Effect on Trading Market. The Company’s Shares are currently eligible to trade in the “Grey Market.” The Company’s Common Stock is traded under the symbol under the symbol “DYII.” Grey Market securities do not have bid or ask quotations in the OTC Link system or the OTCBB. Broker-dealers must report Grey Market trades to FINRA, so trade data is available on http://www.otcmarkets.com and other public sources. Previously, the Company’s common stock traded on the NASDAQ Global Market under the symbol “DYII” until August 8, 2012. NASDAQ delisted the common stock of the Company effective October 22, 2012. Prior to that, trading in the Company’s stock was halted by NASDAQ since August 9, 2012. According to the Company’s annual report on Form 10-K, filed on November 11, 2013, historically, there was only limited trading activity in the Company’s Shares, and the Company has had a relatively small public float compared to the number of its shares outstanding, and as a result of the recent delisting of the Company’s common stock from NASDAQ, the ability of stockholders to trade any shares has been severely impeded.

Thus, if a substantial number of Shares are purchased pursuant to the Offer, the number of stockholders and the number of Shares that are held by the public will be reduced and such number of stockholders and such number of Shares may be so small that the liquidity and volume of trading activity for the Shares may be reduced.

Voting Power of Purchaser. The Purchaser is seeking to acquire in the Offer a maximum of approximately 41.75% of the Shares of the Company hereunder, based on the number of Shares reported by the Company to be outstanding as of January 10, 2014. The Purchaser, together with Mr. Rudewicz and Furlong Financial, currently beneficially own 71,202 Shares of the Company’s common stock, or approximately 0.49% of the outstanding Shares. Accordingly, if the maximum number of Shares are purchased under the Offer, the Purchaser and its affiliates will beneficially own 6,091,508 Shares, representing approximately 42.25% of the Company’s outstanding Shares. A Shareholder who tenders Shares to the Purchaser grants a proxy to the Purchaser as of the date of acceptance of the tender, granting the Purchaser the right to vote such Shares in its sole discretion as to any matters, if any, for which the Company has established a record date prior to the time such Shares are transferred to the Purchaser.

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Section 8. Future Plans.

The Purchaser is acquiring the Shares pursuant to the Offer solely for investment purposes. The Purchaser has no present intention to seek control of the Company or to change the management or operations of the Company. As stated in the Company’s most recent Annual Report, because Shareholder Ella Y.T.C. Chan has voting power with respect to approximately 58% of the Company’s outstanding common stock, either as an individual or as the sole trustee of Chiu M. Chan Family Trust, she controls the outcome of any matter requiring the vote of a majority of the outstanding Shares to approve. The Purchaser nevertheless reserves the right, at an appropriate time, to exercise its rights as a Shareholder to vote on matters subject to a Shareholder vote. Except as expressly set forth herein, the Purchaser has no present intention to seek control of the Company; to cause the Company to engage in any extraordinary transaction; to cause any purchase, sale or transfer of a material amount of the assets of the Company; to make any change in the dividend policies, indebtedness, or capitalization of the Company; or to change the structure, management, charter bylaws, other governing instruments, or operations of the Company; or the reporting requirements of the Company.

Following the completion of the Offer, the Purchaser may acquire additional Shares. Any such acquisitions may be made through private purchases, one or more future tender offers, or by any other means deemed advisable or appropriate. Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Shares purchased pursuant to the Offer. The Purchaser is seeking to purchase a total of 6,020,306 Shares. If the Purchaser acquires fewer than 6,020,306 Shares pursuant to the Offer, the Purchaser may seek to make further purchases on the open market at prevailing prices, or solicit Shares pursuant to one or more future tender offers at the same price, a higher price or, if the Company’s circumstances change, at a lower price. Alternatively, the Purchaser may discontinue any further purchases of Shares after termination of the Offer, regardless of the number of Shares purchased. The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers. Nevertheless, as noted above, the Purchaser reserves the right to gauge the response to this solicitation, and, if not successful in purchasing 6,020,306 Shares in this Offer, may consider future offers. Factors affecting the Purchaser’s future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchaser, the current diversification and performance of the Purchaser’s portfolio, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Company’s operations.

Section 9. Information Concerning the Company.

The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information are available on the SEC’s EDGAR system, at its internet web site at http://www.sec.gov/, or may be inspected at the public reference facilities maintained by the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates.

The Company is a holding company that through its subsidiaries in the United States develops and manages general acute care hospitals that principally provide specialized surgeries. The Company through its United States subsidiaries owns and operates one general acute care hospital in Pasadena, Texas. The Company through its subsidiary in Hong Kong invests in debt and equity securities, including short-term investments in initial public offerings and pre-initial public offerings. For additional information about the Company, please refer to its most recent quarterly report on Form 10-Q and annual report on Form 10-K, and any other materials sent to you by the Company. These documents contain updated information concerning the Company, including detailed information regarding the operations, management and material information that is relevant to your investment.

The Company’s principal executive office is located at 4301 Vista Road, Pasadena, Texas 77504, and its phone number is (713) 378-2000.

The Company had 14,418,626 Shares of Common stock outstanding as of January 10, 2014, according to its Quarterly Report on Form 10-Q for the period ending November 30, 2013. Currently, there is no established public trading market for the Company’s Common Stock. The Company’s Common Stock, however, is eligible to trade in the “Grey Market.” The Company’s Common Stock is traded under the symbol under the symbol “DYII.” Grey Market securities do not have bid or ask quotations in the OTC Link system or the OTCBB. Broker-dealers must report Grey Market trades to FINRA, so trade data is available on http://www.otcmarkets.com and other public sources. Previously, the Company’s Common Stock traded on the NASDAQ Global Market under the symbol “DYII” until August 8, 2012. NASDAQ delisted the Common Stock of the Company effective October 22, 2012. Prior to that, trading in the Company’s stock was halted by NASDAQ since August 9, 2012.

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No reported trades occurred in the Company’s Common Stock from August 9, 2012 to October 5, 2012. Based on reported trade data available at http://www.otcmarkets.com, the following table sets forth the high and low trade prices of the Common Stock for the period from October 8, 2012 to February 14, 2014, which is the time period where the Company’s Shares have traded in the Grey Market.

	Highs	Lows
FISCAL YEAR 2014
First Quarter	0.06	0.005
FISCAL YEAR 2013
Fourth Quarter	$0.19	$0.005
Third Quarter	0.08	0.01
Second Quarter	0.53	0.0004
First Quarter	0.006	0.001
FISCAL YEAR 2012
Fourth Quarter (October 8, 2012 to December 31, 2012)	$0.25	$0.0001

According to the Company’s annual report on Form 10-K, filed on November 11, 2013, the following table sets forth the high and low bid prices of the Common Stock for the period from September 1, 2011 to August 9, 2012. These over-the-counter prices reflect inter-dealer prices, without retail mark-ups, mark-down or commissions, and may not necessarily represent actual transactions.

	Highs	Lows
FISCAL YEAR 2012
Fourth Quarter (June 1, 2012 to August 9, 2012)	$1.05	$0.43
Third Quarter	1.05	0.54
Second Quarter	1.18	0.76
First Quarter	1.75	0.79

According to the Company’s annual report on Form 10-K, filed on November 11, 2013, generally, trading in the Grey Market is much more limited than trading on NASDAQ. As such, the Company’s Common Stock being delisted from NASDAQ has severely decreased the liquidity of the Shares of Common Stock of the Company. Historically, there was only limited trading activity in the Company’s securities, and it had a relatively small public float compared to the number of its Shares outstanding. Additionally, as a result of the recent delisting of the Company’s Common Stock from NASDAQ, the ability of stockholders to trade any Shares has been severely impeded. Accordingly, the Company has informed investors that it cannot predict the extent to which investors’ interest in its Common Stock will provide an active and liquid trading market. Due to its limited public float, the Company has informed investors that it may be vulnerable to investors taking a “short position” in the Company’s Common Stock, which would likely have a depressing effect on the price of the Company’s Common Stock and add increased volatility to its trading market. Furthermore, it has been, and in the future may be subject to, class action lawsuits that the Company has informed investors could further increase market volatility. The volatility of the market for the Company’s Common Stock could have a materially adverse effect on the Company’s business, results of operations and financial condition. Accordingly, the Company has informed investors that investors must be able to bear the financial risk of losing their entire investment in the Company’s Common Stock.

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Based on the information provided in its annual report on Form 10-K, filed on November 11, 2013, directors and executive officers as a group held 424,061 Shares, which represent 2.91% of the outstanding Shares. Furthermore, Mrs. Ella Chan, wife of the Company’s former chairman and chief executive officer, Mr. Chiu Chan, individually and as the sole trustee of Chiu M. Chan Family Trust beneficially owns an aggregate of approximately 58% of the Company’s issued and outstanding Common Stock as of August 31, 2013. As a majority stockholder, she is able to control all matters requiring stockholder approval, including the election and removal of any directors and any merger, consolidation or sale of all or substantially all of the Company’s assets. In addition, Mrs. Chan is in a position to control the management of the Company’s business and the appointment of executive officers as well as all management personnel. The Board of Directors of the Company has thus determined that the Company is a “controlled company” within the meaning of Listing Rule 5615(c)(1) for the NASDAQ Stock Market. As a “controlled company,” the Company is exempt from certain listing standards of NASDAQ and is thus not required to have (i) a board of directors comprised of a majority of independent directors; (ii) compensation of the executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (iii) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors. The Company’s stock was delisted from NASDAQ in October 2012.

Based on the information provided in its annual report on Form 10-K, filed on November 11, 2013, the Company has never paid cash dividends on its Common Stock. Unless otherwise stated in this Offer to Purchase, the Purchaser, after reasonable inquiry, has no knowledge concerning any restriction on the Company’s current or future ability to pay dividends.

For more information on the market for the company’s Common Stock please refer to the Company’s most recent quarterly report on Form 10-Q and annual report on Form 10-K –including Item 5 of the Company’s most recent annual report—and any other materials sent to you by the Company.

Section 11. Certain Information Concerning the Purchaser.

The Purchaser is Furlong Fund, LLC, a Delaware limited liability company. For information concerning the Purchaser and its respective principals and affiliates, please refer to Schedule I attached hereto. The principal business of the Purchaser is investment in securities. The principal business address of the Purchaser is 5425 Wisconsin Avenue, Suite 600, Chevy Chase, MD 20815. The Purchaser is not a public company. Furlong Financial, LLC and its affiliates have been in the business of advising the Purchaser since 2008. The Purchaser currently beneficially owns 71,202 Shares, or 0.49% of the outstanding Shares of the Company. Furlong Financial LLC is the sole manager of Purchaser and may be deemed to beneficially own all of the Company’s Shares beneficially owned by Purchaser. Daniel Rudewicz is the sole managing member of the Furlong Financial LLC and may be deemed to beneficially own all of the Company’s Shares beneficially owned by the Furlong Financial LLC. The Purchaser has aggregate assets that are more than sufficient to fund its obligation to purchase Shares in this Offer and any other outstanding tender offers.

Except as otherwise set forth in this Offer to Purchase (i) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser beneficially owns or has a right to acquire any Shares (except as stated in this Offer); (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser, or any other director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares within the past 60 days other than as set forth on Schedule II(except as stated in this Offer); (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the SEC between any of the Purchaser or, to the best knowledge of the Purchaser, the persons listed on Schedule I, or any affiliate of the Purchaser on the one hand, and the Company or its affiliates, on the other hand; (v) there have been no contacts, negotiations or transactions between the Purchaser, or to the best knowledge of the Purchaser, any affiliate of the Purchaser or the persons listed on Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All persons on Schedule I are U.S. citizens.

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Section 12. Source of Funds.

The Purchaser expects that $180,609.18 would be required to purchase 6,020,306 Shares, if tendered and an additional approximately $18,000 may be required to pay related fees and expenses. The Purchaser has sufficient highly liquid resources, including cash and cash equivalents, to cover the entire purchase price and related fees and expenses of the Offer. The cash and liquid securities necessary to complete the entire purchase are readily available and are committed to that purpose. Accordingly, there are no financing arrangements to fall through and no alternative financing plans. The Purchaser will not borrow, directly or indirectly, any of the consideration required.

Section 13. Conditions of the Offer.

Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Shares tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date. As of the Offer Date, the Purchaser is unaware of any such required authorizations, approvals, or waiting periods relating to this Offer. The Purchaser shall not be required to accept for payment or pay for any Shares and may terminate or amend the Offer as to such Shares if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

(a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Shares by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company’s Shareholders, (iii) requires divestiture by the Purchaser of any Shares, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer (see the discussion of such benefits in the Summary Term Sheet and Introduction sections of the Offer to Purchase) or (v) materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Company, in the reasonable judgment of the Purchaser;

(b) if there shall be: (1) any statute, rule, regulation, or order proposed, enacted, enforced, promulgated, issued, or deemed applicable to the Offer by any federal or state court, government, or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; or (2) any other action taken; either of which will, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company, which, in the reasonable judgment of the Purchaser, is or will be materially adverse to the Company, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or will have a material adverse effect on the value of the Shares;

(d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

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(e) the Securities and Exchange Commission, during its review process, deems the Offer not in compliance with Section 14(d) of the Exchange Act, 14(e) of the Exchange Act, or the corresponding rules promulgated under both Sections.

(f) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) more than fifty percent of the outstanding Shares have been or are proposed to be acquired by another person (including a “group” within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Shares beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Shares.

The foregoing conditions are for the sole benefit of the Purchaser and may be asserted or waived by the Purchaser in whole or in part at any time and from time to time prior to the Expiration Date in its sole exercise of reasonable discretion. If the Purchaser waives any condition, the Offer will remain open following the waiver to the extent required by law. The Purchaser may be required to extend the offer period, if at the time of the waiver a sufficient number of business days do not remain in the offer period prior to the Expiration Date.

If Purchaser waives a certain condition for one tendering Shareholder, it will waive that condition for all Shareholders tendering Shares. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties.

Section 14. Certain Legal Matters.

General. Except as set forth in this Section 14, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser’s present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Shares tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company’s business, or that certain parts of the Company’s business might not have to be disposed of or be held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Shares thereunder. The Purchaser’s obligation to purchase and pay for Shares is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any other antitrust law is applicable to the acquisition of Shares pursuant to the Offer.

State Takeover Laws.

A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of Company’s which are incorporated in those states or which have substantial assets, security holders, principal executive offices or principal places of business in those states. The Purchaser does not believe that any anti-takeover laws apply to the Offer, and accordingly the Purchaser has not attempted to comply with any such laws.

Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, and nothing in this Offer or any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for any Shares tendered.

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Section 15. Fees and Expenses.

The Purchaser has retained Transfer Online, Inc. to act as Depositary and Alliance Advisors, LLC to act as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, by other electronic means and in person and may request that brokers, dealers, commercial banks, trust companies and other nominees of Shareholders forward materials relating to the Offer to beneficial owners. The Purchaser will pay the Depositary and the Information Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchaser will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

Section 16. Miscellaneous.

THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) SHAREHOLDERS IN ANY STATE IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

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SCHEDULE I

THE PURCHASER AND THEIR RESPECTIVE PRINCIPALS AND AFFILIATES

Furlong Fund: The Purchaser is Furlong Fund, LLC, a Delaware limited liability company. The principal business of the Purchaser is in the investment of securities.

Furlong Financial, LLC: Furlong Financial, LLC, a Delaware limited liability company, is the sole manager of the Purchaser, serving as portfolio manager to the Purchaser.

The principal business address of Furlong Financial, LLC and the Purchaser is 5425 Wisconsin Avenue, Suite 600, Chevy Chase, MD 20815, and the business telephone number for each is 202-999-8854. Both Furlong Financial LLC and the Purchaser are United States domestic business entities.

Daniel Rudewicz, CFA (Age 30): Mr. Rudewicz has been the managing member of Furlong Financial LLC, an investment advisory company, and the portfolio manager of the Furlong Fund LLC, a private investment fund, and its related entities, since 2008. Mr. Rudewicz also currently serves as the Chairman of the Furlong Foundation, a non-for-profit corporation founded in 2007. Prior to managing the Furlong Fund, Mr. Rudewicz worked as an analyst at JPMorgan Investment Bank in 2008. From 2005 to 2008, Mr. Rudewicz worked at Raymond James Financial in various roles, most recently as a Healthcare Investment Banking Analyst where he provided analyses for non-for profit hospitals and healthcare systems. Mr. Rudewicz graduated with honors with a BA in Economics from the University of Florida. He is currently pursuing his Juris Doctor as an evening student at Georgetown University Law Center. He is a CFA Charterholder. Mr. Rudewicz is a citizen of the United States of America.

SCHEDULE II

Transactions by the Purchaser or Its Affiliates in
Stock of Dynacq Healthcare, Inc. in the Last 60 Days

None

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The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each Shareholder of the Dynacq Healthcare, Inc. or such Shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

 Transfer Online, Inc.

 512 SE Salmon Street

 Portland, OR 97214

Other Information:

Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to Alliance Advisors, the Information Agent for the Offer, at its address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

 Alliance Advisors

 200 Broadacres Drive, 3rd Fl.

 Bloomfield, NJ 07003

 Toll free: (855) 325-6674

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